Exhibit 3.5

ROSS MILLER	*090203*

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4250

(775) 684-5708

Website: www.nvsos.gov

Certificate of Amendment	Filed in the office of /s/ Ross Miller Ross Miller	Document Number 20140651645-94
(PURSUANT TO NRS 78.835 and 78.390)
Filing Date and Time
09/09/2014 12:38 PM
Entity Number
E0933612006-1

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation: Bloggerwave, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1. Name of the Corporation: Monterey Management Corp.

Article 3. See attached.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be require in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 52.31%

4. Effective date of filing: (optional)

Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X Heidi Kline

Signature of officer Heidi Kline, Secretary

*If any proposed amendment would alter of change any preference or any relative or other right given to any class or series of

Outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required of The holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to Limitations or restrictions on the voting power thereof.

1

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 11-27-13

Article 3.

Authorized Stock:  The number of shares the corporation is authorized to issue is 210,000,000.  200,000,000 of such shares shall be common stock, $0.001 par value, and 10,000,000 of such shares shall be preferred stock, $0.001 par value.  The corporation’s preferred stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed in this Article 3 and/or in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the corporation.  Authority is hereby granted to the Board of Directors from time to time to issue the preferred stock in one or more series, and in connection with the creation of any such series, by resolutions or resolutions providing for the issuance of the shares thereof, to determine and fix such voting powers, multiple (i.e., each share of preferred stock having multiple votes while each share of common stock has a single vote) or limited, or no voting powers, and such designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations, or restrictions thereof, including without limitation dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by Chapter 78 of the Nevada Revised Statutes.  Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of preferred stock may provide that such series shall be superior or rank equally or be junior to the preferred stock or any other series to the extent permitted by law.  No vote of the holders of the preferred stock or common stock shall be prerequisite to the issuance of any shares of any series of preferred stock authorized by and complying with the conditions of this Article 3, the right to enjoy such vote being expressly waived by all present and future holders of the capital stock of the corporation.  The resolutions providing for issuance of any series of preferred stock may provide that such resolutions may be amended by subsequent resolutions adopted in the same manner as the preceding resolutions.  Such resolutions shall be effective upon adoption, without the necessity of any filing with the Nevada Secretary of State or otherwise.

2